Exhibit 99.2

IMPORTANT SHAREHOLDER INFORMATION

 PLEASE READ CAREFULLY

Dear fellow Games Inc. shareholder,

We have set our Record Date and Distribution date for the previously announced dividend of the shares of Lottery Corporation.

The Record Date is December 29, 2005. If you own shares of Games Inc. on December 29, 2005, you will receive 1 share of Lottery Corporation stock for every 4 shares of Games Inc. Common Stock which you own on that Date.

The Distribution Date will be January 15, 2006. You will receive new share certificates for each of the Lottery Corporation shares to which you are entitled.

You will own shares in two separate companies, Games Inc. and Lottery Corporation; and you do not need to take any further action or to make any other elections or choices. The shares of Lottery Corporation you receive will be marked ”Restricted” and will then need to be registered so that they can be traded publicly.

We will accomplish that Registration in due course by filing a Form 10 with the SEC; or, alternatively filing an SB-2, which could allow us to raise additional money from the public in an IPO. We will make that decision shortly, once we have determined the course of certain pending legislation, which may affect the implementation of Lottery Online in certain states.

The shares will be available for you to trade as soon as the SEC clears the filed documents. In the meantime, we will send you temporary certificates for the appropriate number of shares, prior to the tradable certificates being sent to you after the SEC has cleared the securities for trading when we have filed all the appropriate Registration forms.